AMENDMENT

TO THE

MASTER SERVICES AGREEMENT

THIS Amendment TO THE master services AGREEMENT (this “Amendment”) is effective as of August 1, 2021, and is made by and between Oak Associates Funds (the “Trust”), a Massachusetts business trust, and Ultimus Fund Solutions, LLC, (“Ultimus”) an Ohio limited liability company, and (collectively, the “Parties”).

WHEREAS, the Parties have agreed to amend the Master Services Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)                Section 8.1. of the Agreement is hereby deleted and replaced as follows:

8.1. Initial Renewal Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided in this Section 8, for a period of two years from the date first written above (a “Initial Renewal Term”).

(b)                Section 8.2. of the Agreement is hereby deleted and replaced as follows:

8.2. Renewal Terms. Immediately following the Initial Renewal Term, this Agreement shall automatically renew for successive two-year periods (a “Renewal Term”).

2.       Miscellaneous.

(a)       Except as hereby amended, the Agreement shall remain in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Master Services Agreement, the terms of the Amendment will prevail.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

Oak Associates Funds On behalf of all Funds listed on Schedule A to the Distribution Agreement By: ____/s/ Charles A. Kiraly Name: Charles A. Kiraly Title: President	Ultimus Fund Solutions, LLC By: ____/s/ David James Name: David James Title: Executive Vice President and Chief Legal and Risk Officer